Exhibit 99.1


                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                  CONTACT:

Tremont Corporation                     Robert E. Musgraves
1999 Broadway, Suite 4300               Vice President and General Counsel
Denver,  Colorado  80202                (303) 296-5600


              TREMONT ANNOUNCES SETTLEMENT OF STOCKHOLDER LAWSUIT

     DENVER, COLORADO . . . February 6, 1998 . . . Tremont Corporation (NYSE:
TRE) announced today that Tremont and Valhi, Inc. have reached an agreement in principle with plaintiff to settle the previously reported stockholder derivative action pending in state court involving Tremont.

     The litigation (Kahn v. Tremont Corporation, et al., pending in the Delaware Court of Chancery) arose out of the 1991 sale by Valhi of approximately 15% of NL's outstanding common stock to Tremont. Under the memorandum of understanding for the settlement, Valhi will transfer to Tremont 1.2 million NL shares held by Valhi, subject to adjustment depending on the sales price of NL shares at the time of closing, up to a maximum of 1.4 million shares and a minimum of 1 million shares.

     Tremont stated that Valhi and Tremont had settled in order to avoid the burden and expense of further litigation. Tremont continues to believe that neither Tremont nor any of its directors had engaged in any wrongdoing associated with the transaction in question.
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     The settlement is subject to approval by the court in which the case is pending. If so approved, the closing under the settlement is expected to occur in the third quarter of 1998. Completion of the settlement will result in Tremont's holding approximately 20% of NL's outstanding common stock.

     Tremont Corporation, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through Titanium Metals Corporation, a 30% owned affiliate, and in the titanium dioxide business, conducted through NL.






















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